Exhibit 99.2

Virtu Financial, Inc. Commences Marketing of New Senior Secured First Lien Term Loan

January 4, 2022

NEW YORK, Jan. 04, 2022 (GLOBE NEWSWIRE) -- Virtu Financial, Inc. (NASDAQ: VIRT) (the “Company”) a global market maker, broker and leading provider of global financial services technology, today announced that its subsidiaries commenced marketing of a $1.80 billion senior secured first lien term loan (the “Term Loan”) due in 2029. The proceeds of the Term Loan will be used to repay its existing senior secured term loan in connection with a refinancing of its existing credit facilities, to fund share repurchases under the Company’s authorized repurchase program and for general corporate purposes. The Term Loan will be guaranteed by Virtu Financial LLC, a subsidiary of the Company, and certain of its subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, as well as uncertainties relating to the Term Loan. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized.

About Virtu Financial, Inc.:

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities. In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre- and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations and Media Contact:

Andrew Smith
Virtu Financial, Inc.
(212) 418-0195
investor_relations@virtu.com
media@virtu.com